FIRST AMENDMENT TO RIGHTS AGREEMENT
FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") dated as of October 20, 2017 by and between GLOBAL SELF STORAGE, INC., a Maryland corporation (the "Company") and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent ("Rights Agent").
W I T N E S S E T H:
WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement dated as of January 29, 2016 (the "Rights Agreement");
WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date from January 29, 2026 to October 20, 2017.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1. Definitions.  Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings assigned to them in the Rights Agreement.

2. Amendments to Rights Agreement.   The Rights Agreement is hereby amended as follows:

a. Section 1(n) of the Rights Agreement (definition of "Final Expiration Date") is hereby deleted in its entirety and the following substituted in lieu thereof:

"(n) "Final Expiration Date" shall mean the Close of Business on October 20, 2017."
b. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3. Effectiveness of Rights Agreement.  The Rights Agreement as amended by this Amendment is in all respects ratified and confirmed and shall remain in full force and effect.

4. General.

a. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State of Maryland, including its principles of conflicts of law.

b. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

c. This Amendment cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith.

d. The waiver by any party of a breach or violation of any provision of this Amendment shall not operate as or be construed to be a waiver of any subsequent breach.

e. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

f. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, and such certification shall be deemed a certificate which complies with Section 20(b) of the Rights Agreement.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.
GLOBAL SELF STORAGE, INC.
By: /s/ Mark C. Winmill
_________________________________
Name: Mark C. Winmill
Title:  President
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By: /s/ Carlos Pinto
__________________________________
Name: Carlos Pinto
Title:  Senior Vice President